UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 26, 2018

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE	1-9824	52-2080478
(state or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Q Street
Sacramento CA 95816
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code (916) 321-1844

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Material Definitive Agreement.

Amended and Restated Framework Agreement

On June 26, 2018, The McClatchy Company, a Delaware corporation (the “Company”), entered into an amended and restated term loan framework agreement (the “Amended Framework Agreement”) with Chatham Asset Management, LLC (“Chatham”), amending and restating the Term Loan Framework Agreement, dated as of April 26, 2018, which was previously disclosed on a Form 8-K filed with the Securities and Exchange Commission on April 27, 2018.

Pursuant to the terms of the Amended Framework Agreement, the Company will borrow under the Junior Lien Term Loan Credit Agreement (the “Junior Lien Term Loan Facility”) among the Company and Chatham and Chatham’s affiliated entities named therein as lenders (the “Junior Lien Term Loan Lenders”) to be entered into on or prior to the closing of newly issued senior secured notes (“New First Lien Debt”), the following:

(a) a $157.1 million term loan (the “Junior Lien Tranche A Term Loan”) consisting of (1) amounts incurred to repurchase for cash or exchange approximately $82.1 million in outstanding debentures due in 2027 held by the Junior Lien Term Loan Lenders and (2) $60.0 million in cash borrowings to be provided to the Company by the Junior Lien Term Loan Lenders that is repayable at maturity in the amount of approximately $75 million. The Junior Lien Tranche A Term Loan will bear interest at the rate of 7.795% per year, payable semi-annually in arrears, and will mature on July 15, 2030; and

(b) a $193.5 million term loan (the “Junior Lien Tranche B Term Loan”) consisting of amounts incurred to repurchase for cash or exchange approximately $193.5 million aggregate principal amount of the outstanding debentures due in 2029 (the “2029 Debentures”) held by the Junior Lien Term Loan Lenders. The Junior Lien Tranche B Term Loan will bear interest at the rate of 6.875% per year, payable semi-annually in arrears, and will mature on July 15, 2031.

The Junior Lien Term Loan Facility will be unconditionally guaranteed, jointly and severally, by certain of the Company’s domestic Subsidiaries. The collateral for the Junior Lien Term Loan Facility will be the same as the collateral for the New First Lien Debt. The liens on the collateral securing the Junior Lien Term Loan will be subordinated to liens securing the New First Lien Debt and under a new proposed asset based revolving credit facility to be entered into by the Company (the “ABL Facility”). The liens on the collateral securing the Junior Lien Tranche B Term Loan will be subordinated to the liens securing the New First Lien Debt, the ABL Facility and the Junior Lien Tranche A Term Loan.

The Junior Lien Term Loan Facility will contain affirmative covenants and negative covenants related to limitations on liens and limitations on sale and leaseback transactions, in each case, that are consistent with those set forth in the documentation governing the New First Lien Debt.

The Junior Lien Term Loan Lenders shall also have the right to exchange an additional $75 million of their 2029 Debentures into junior lien notes (or term loans) so long as such notes or loans have substantially identical terms to the Junior Lien Term Loan except as it relates to interest rate and maturity and satisfy certain other conditions related to subordination. In no event will the term of such notes or loans be shorter than July 15, 2031. The rate of interest shall be the same as the 2029 Debentures.

The foregoing summary of the Amended Framework Agreement is not complete and is qualified in its entirety by reference to the Amended Framework Agreement which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Framework Agreement.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

July 2, 2018	The McClatchy Company

By:	/s/ R. Elaine Lintecum
R. Elaine Lintecum
Vice President and Chief Financial Officer